Exhibit 99.(c)(25)

EXHIBIT A

McKinzie, Carl W.

From:	Carolina Gutierrez [cgutierrez@mercuryair.com]
Sent:	Tuesday, February 15, 2005 1:03 PM
To:	Mike Janowiak; nyangel7@optonline.net; McKinzie, Carl W.
Cc:	Wayne Lovett; Joe Czyzyk
Subject:	Tomorrow’s Telephonic Special Committee Meeting

Gentlemen:

This is to confirm that the Special Committee meeting will take place tomorrow, February 16, 2005 at 9:30 a.m. (PST) to discuss the following items:

1. Discuss scope of duties and responsibilities of Special Committee

2. Confirm independence of Special Committee Members and discuss business judgment rule (duty of loyalty and duty of care)

3. Confirm engagement of Bingham McCutchen as special counsel

4. Discuss advantages and disadvantages of delisting/deregistration and request examples of companies who have moved to trading on the Pink Sheets

5. Discuss the delisting/deregistration process, including reverse stock split

6. Confirm engagement of Imperial Capital to perform Pink Sheet liquidity study and to render fairness opinion

7. Obtain (review?) written cost estimates for Section 404 SOX compliance by independent consultant to Audit Committee

8. Request confirmation that PwC will not require SOX Section 404 compliance even though Mercury becomes deregistered under Exchange Act

9. Discuss whether majority of directors should continue to be independent if delisting/deregistration occurs, continued availability of financial information to stockholders and other “best practices,” etc.\

10. Other business

To join the meeting please call (303)664-6041 and refer to conference code 9280760.

Thank you.

Carolina Gutierrez
MERCURY AIR GROUP, INC.